Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2011

ANDOVER, MA -- (Marketwire - October 25, 2011) - Vicor Corporation (NASDAQ: VICR) today reported its financial results for the third quarter and nine months ended September 30, 2011.

Revenues for the third fiscal quarter ended September 30, 2011, decreased to $58,560,000, compared to $68,672,000 for the corresponding period a year ago, and decreased from $65,402,000 for the second quarter of 2011.

Gross margin decreased to $24,440,000 for the third quarter of 2011, compared to $32,473,000 for the corresponding period a year ago, and decreased from $27,309,000 for the second quarter of 2011. Gross margin, as a percentage of revenue, decreased to 41.7% for the third quarter of 2011 compared to 47.3% for the third quarter of 2010, and decreased on a sequential basis from 41.8% for the second quarter of 2011.

Net income for the third quarter was $1,082,000, or $0.03 per diluted share, compared to a net income of $15,819,000, or $0.38 per diluted share, for the corresponding period a year ago and net income of $3,066,000, or $0.07 per diluted share, for the second quarter of 2011. During the third quarter of 2010, the Company recorded a non-recurring, non-cash tax benefit of $5,158,000, or approximately $0.12 per diluted share, due to the release of a portion of its deferred tax valuation allowance.

Revenues for the nine months ended September 30, 2011, increased by 9.4% to $194,417,000 from $177,758,000 for the corresponding period a year ago. Net income for the nine month period was $8,166,000, or $0.20 per diluted share, compared to net income of $22,518,000 or $0.54 per diluted share, for the corresponding period a year ago.

The 2011 provision for income taxes, which is based on an estimated annual effective tax rate for 2011, approximates a full statutory tax rate, as compared with the lower effective tax rate for 2010, due to the utilization by the end of 2010 of all Federal operating loss carry-forwards.

Total backlog at the end of the third quarter was $62,803,000, compared to $64,914,000, at the end of the second quarter of 2011.

Patrizio Vinciarelli, Chief Executive Officer, commenting on the third quarter, stated, "Generally soft market conditions and the cancellation of a large program caused revenues and bookings to fall short of expectations. Our Brick Business Unit experienced a 10% sequential decline in revenues, largely due to a 23% decline in international shipments, reflecting economic uncertainty in Europe and Asia. VIChip bookings were negatively impacted by the termination of a large scale computer hardware project. Otherwise, VIChip had a strong quarter, achieving record production, unit shipments and margins."

Dr. Vinciarelli added, "Despite recent disappointments, we are encouraged about our prospects for Bricks, VIChip and Picor products. Owing to their differentiation and competitive advantages, our IBC Bricks are getting traction in networking and other applications. VIChip is completing development of second generation devices with considerably higher performance and cost-effectiveness. Picor is one quarter away from introducing its first SiP regulators, providing direct conversion to the Point Of Load from relatively high voltage sources at unprecedented density and efficiency."

Concluding his remarks, Dr. Vinciarelli stated, "Having hired executive sales and marketing talent with a track record of success in related industries, we have recently overhauled the front end of the business to support a high growth rate. While these initiatives will take years to come to complete fruition, we are projecting accelerating top and bottom line growth starting in 2012."

Depreciation and amortization for the third quarter of 2011 was approximately $2,813,000, and capital additions totaled $1,216,000. For the first nine months of 2011, depreciation and amortization was $8,214,000, and capital additions were $6,251,000, compared to $7,552,000 and $7,741,000, respectively, for the first nine months of 2010. Cash and cash equivalents decreased by $2,890,000 to approximately $66,889,000 at the end of the third quarter of 2011 from $69,779,000 at the end of the second quarter of 2011. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the company's stock repurchase plan.

As of September 30, 2011, the company held approximately $11,175,000, at par value, of auction rate securities classified as long-term investments purchased though broker / dealer affiliates of Bank of America NA. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the company to classify its holdings as long-term investments and reduce their carrying value to an estimated market value. Based on the company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect its ability to execute its current operating plan.

For more information on Vicor and its products, please visit www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, October 25, 2011, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 877-280-4961 at approximately 4:50 p.m. and use the Passcode 21225716. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 9, 2011. The replay dial-in number is 888-286-8010, and the Passcode is 53815762. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products, and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2010, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per
 share amounts)

                                   QUARTER ENDED        NINE MONTHS ENDED
                                    (Unaudited)            (Unaudited)

                               ---------------------  ---------------------
                                SEPT 30,    SEPT 30,   SEPT 30,    SEPT 30,
                                  2011        2010       2011        2010
                               ----------  ---------  ----------  ---------

Net revenues                   $   58,560  $  68,672  $  194,417  $ 177,758
Cost of revenues                   34,120     36,199     112,214     96,222
                               ----------  ---------  ----------  ---------
  Gross margin                     24,440     32,473      82,203     81,536

Operating expenses:
  Sales & administration           13,072     12,166      40,274     36,107
  Research & development            9,694      8,925      29,451     26,830
    Total operating expenses       22,766     21,091      69,725     62,937
                               ----------  ---------  ----------  ---------

Income from operations              1,674     11,382      12,478     18,599

Other income, net                       0         87         348        579
                               ----------  ---------  ----------  ---------

Income before income taxes          1,674     11,469      12,826     19,178

Provision (benefit) for income
 taxes                                499     (4,400)      4,278     (3,443)
                               ----------  ---------  ----------  ---------

Consolidated net income             1,175     15,869       8,548     22,621

Less: Net income attributable
 to noncontrolling interest            93         50         382        103
                               ----------  ---------  ----------  ---------

Net income attributable to
 Vicor Corporation             $    1,082  $  15,819  $    8,166  $  22,518
                               ==========  =========  ==========  =========

Net income per share
 attributable to Vicor
 Corporation:
  Basic                        $     0.03  $    0.38  $     0.20  $    0.54
  Diluted                      $     0.03  $    0.38  $     0.20  $    0.54

Shares outstanding:
  Basic                            41,810     41,693      41,793     41,682
  Diluted                          41,851     41,774      41,865     41,742

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                   SEPT 30,       DEC 31,
                                                     2011          2010
                                                  (Unaudited)   (Unaudited)
                                                 ------------  ------------
Assets

Current assets:
  Cash and cash equivalents                      $     66,889  $     49,279
  Accounts receivable, net                             31,963        38,825
  Inventories, net                                     36,461        35,489
  Deferred tax assets                                   2,343         2,164
  Other current assets                                  3,034         2,397
                                                 ------------  ------------
    Total current assets                              140,690       128,154

Long-term investments                                  11,613        18,417
Property and equipment, net                            48,857        50,848
Long-term deferred tax assets, net                      2,320         2,805
Other assets                                            4,504         4,688
                                                 ------------  ------------

                                                 $    207,984  $    204,912
                                                 ============  ============

Liabilities and Equity

Current liabilities:
  Accounts payable                               $      8,732  $     11,999
  Accrued compensation and benefits                     8,354         6,772
  Accrued expenses                                      2,606         3,138
  Income taxes payable                                    317           102
  Deferred revenue                                        760           689
                                                 ------------  ------------
    Total current liabilities                          20,769        22,700

Long-term deferred revenue                              2,268         2,178
Long-term income taxes payable                          1,076         1,022

Equity:
Vicor Corporation stockholders' equity:
  Capital stock                                       166,003       164,436
  Retained earnings                                   135,685       133,791
  Accumulated other comprehensive loss                   (362)       (1,369)
  Treasury stock                                     (121,827)     (121,827)
                                                 ------------  ------------
    Total Vicor Corporation stockholders' equity      179,499       175,031
Noncontrolling interest                                 4,372         3,981
                                                 ------------  ------------
  Total equity                                        183,871       179,012
                                                 ------------  ------------

                                                 $    207,984  $    204,912
                                                 ============  ============

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439